Exhibit 21.1

SUBSIDIARIES OF TRANSDIGM GROUP INCORPORATED

TransDigm Inc. is a wholly owned subsidiary of TransDigm Group Incorporated.

TransDigm Inc. owns, directly or indirectly, the following subsidiaries:

Name of Subsidiary	State or Jurisdiction of Incorporation or Organization
Acme Aerospace, Inc.	Delaware
Adams Rite Aerospace, Inc.	California
AeroControlex Group, Inc.	Delaware
Aircraft Parts Corporation	New York
Aviation Technologies, Inc.	Delaware
Avionic Instruments LLC	Delaware
Avtech Corporation	Washington
Bruce Aerospace, Inc.	Delaware
Bruce Industries, Inc.	Colorado
CDA InterCorp LLC	Florida
CEF Industries, LLC	Delaware
Champion Aerospace LLC	Delaware
Dukes Aerospace, Inc.	Delaware
Malaysian Aerospace Services, Inc.	Delaware
Marathon Power Technologies Limited	England
MarathonNorco Aerospace, Inc.	Delaware
Semco Instruments, Inc.	Delaware
Skurka Aerospace Inc.	Delaware
Transicoil (Malaysia) Sendirian Berhad	Malaysia
Transicoil LLC	Delaware

TransDigm Inc. also operates a division under the name AdelWiggins Group.